Exhibit 10.03

May 21, 2009

VIA HAND DELIVERY

Mr. Michael Shannahan

Re:	Terms of Separation

Dear Mike:

This letter confirms the agreement between you and KANA Software, Inc (“the Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1. Separation Date: May 18, 2009 is your last day of employment with the Company (the “Separation Date”).

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on the Separation Date, we provided you a final paycheck for all wages, salary, bonuses, commissions, reimbursable expenses, accrued vacation and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts. You specifically acknowledge that you are not owed, and will not receive, an incentive bonus for 2008.

3. Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth in paragraphs 6 and 7 below and your other promises herein, the Company agrees to provide you with the following:

a. Severance: The Company agrees to pay you, following the Effective Date (as defined in paragraph 17 below) of this agreement, a total of $137,500, less applicable state and federal payroll deductions, which constitutes six months of your annual base salary. The Company will pay the severance to you on or before June 1, 2009. In addition, subject at all times to your compliance with the terms of this Agreement, including without limitation the provisions of Section 7 below, the Company agrees to pay to you $27,552.00, less applicable state and federal payroll deductions. This payment will be payable in six equal installments with the first payment (1/6) on June 1, 2009, the second payment (1/6) on June 15, 2009, the third payment (1/6) on July 15, 2009, the fourth payment (1/6) on August 15, 2009, the fifth payment (1/6) on August 15, 2009, and the last payment (1/6) on September 15, 2009.

b. COBRA: Upon your timely election to continue your existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the insurance premiums to continue your existing health benefits for six months

Mike Shannahan

May 21, 2009

following the Separation Date. You will remain responsible for, and must continue to pay, the portion of premiums, co-payments, etc. that you would have paid had your employment continued. You are also responsible to make the timely election to continue your existing health benefits under COBRA. Information concerning COBRA continuation coverage will be provided to you from IGOE COBRA administrators. You have 60 days from the Separation Date to notify IGOE in writing of your election to continue your coverage.

c. Laptop Computer: You may keep possession of the Company provided laptop computer valued at approximately $687.00 under the condition that the software on the laptop, which is licensed to the Company, will be removed. Therefore, the Company shall arrange to coordinate with You a time when you and the Company can remove the software licenses belonging to the Company as soon as feasible immediately following execution of this Agreement.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation.

4. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5. Confidential Information: You hereby acknowledge that you are bound by the attached Employee Invention Assignment, Confidentiality and Arbitration Agreement (Exhibit A), and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in Exhibit A), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

6. Mutual General Release and Waiver of Claims:

a. The payments and promises set forth in this agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock options, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releases”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on

Mike Shannahan

May 21, 2009

age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against you and your agents, successors and assigns arising out of, related to or connected with your employment with the Company.

b. By signing below, you and the Company expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c. You and the Company do not intend for you to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code section 2802. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7. Mutual Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this agreement will you or the Company pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releases, or which the Company may now have, have ever had, or may in the future have against you, which is based in whole or in part on any matter covered by this agreement.

b. Nothing in this section shall prohibit you from filing a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency. However, you understand and agree that, by entering into this agreement, you are releasing any and all individual claims for relief, and that any and all subsequent disputes between you and the Company shall be resolved through arbitration as provided below.

c. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8. Mutual Nondisparagement: You agree that you will not disparage Releases or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any

Mike Shannahan

May 21, 2009

of them, with any written or oral statement. The Company agrees that its officers and directors will not disparage you with any written or oral statement. Nothing in this paragraph shall prohibit either party from providing truthful information in response to a subpoena or other legal process.

9. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Mateo County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

10. Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11. Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this settlement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

12. No Admission of Liability: This agreement is not and shall not be construed or contended by either you or Releases to be an admission or evidence of any wrongdoing or liability on the part of you or Releases, and your and their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

13. Entire Agreement: This agreement constitutes the entire agreement between you and Releases with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 5, above. You acknowledge that neither Releases nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

14. Severability: The provisions of this agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

Mike Shannahan

May 21, 2009

15. Modification; Counterparts; Facsimile Signatures: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement. This agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile copy shall have the same force and effect as execution of an original.

16. Review of Separation Agreement: You understand that you may take up to twenty-one (21) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to Paragraph 3 will be paid only at the end of that seven (7) day revocation period.

17. Effective Date: This agreement is effective on the eighth (8th) day after you sign it and without revocation by you.

18. Governing Law: This agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

KANA Software, Inc.

By:	/s/ William A. Bose
William A. Bose
Vice President & General Counsel

READ, UNDERSTOOD AND AGREED

/s/ Michael J. Shannahan	Date:	5/22/09
Mike Shannahan